Exhibit 10.33

Reference Number: [ ]	Account Number: [ ]

MORGAN STANLEY & CO. INCORPORATED 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

February 1, 2011

Fixed Dollar Collared Accelerated Share Repurchase Transaction

Broadcom Corporation

5300 California Avenue

Irvine, CA 92617-3038

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. Incorporated (“MSCO”) and Broadcom Corporation (the “Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if MSCO and Issuer had executed an agreement in such form without any Schedule. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock of Issuer (Ticker: “BRCM”)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Tranches:	The Transaction will be divided into multiple Tranches, each with the terms set forth in this Confirmation, and in particular with the Prepayment Amount, Observation Dates, the Scheduled Valuation Date and the Lock-Out Date set forth in Schedule I. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to (i) Mean of 10b-18 VWAPs minus (ii) the Discount Percentage (as specified in Schedule I) multiplied by the Mean of 10b-18 VWAPs; provided, however, that if the Forward Price would otherwise be: (A) greater than the Forward Cap Price, the Forward Price shall equal the Forward Cap Price (as specified in Schedule I), or (B) less than the Forward Floor Price, the Forward Price shall equal the Forward Floor Price (as specified in Schedule I)

10b-18 VWAP:	For each Observation Date that is a Trading Day during the Calculation Period or the Initial Hedge Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by reference to the screen entitled “BRCM.UQ <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) on such Trading Day).

Mean of 10b-18 VWAPs:	The arithmetic mean of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period.

Observation Dates:	As specified in Schedule I.

Calculation Period:	The period from and including the first Observation Date that is a Trading Day that occurs after the Initial Hedge Completion Date to but excluding the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period.
Trading Day:	Any Exchange Business Day that is not a Disrupted Day.

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	The First Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Hedge Period:	The period from and including the first Observation Date that is a Trading Day that occurs after the Trade Date (the “Initial Hedge Start Date”) to and including the Initial Hedge Completion Date

Initial Hedge Completion Date:	The Observation Date on which MSCO completes its initial hedge, as determined by MSCO in its good faith and commercially reasonable discretion, but in no event shall the Initial Hedge Completion Date occur later than the third Trading Day after the Initial Hedge Start Date.

On or prior to the Exchange Business Day following the Initial Hedge Completion Date for any Tranche, MSCO shall provide Issuer with written notice specifying the first day of the Calculation Period and the Initial Hedge Period Reference Price, the Forward Cap Price and the Forward Floor Price (with such prices expressed in USD) for such Tranche.

Initial Hedge Period Reference Price:	An amount in USD equal to the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day from, and including, the first Observation Date that is a Trading Day immediately following the Trade Date to, and including, the Initial Hedge Completion Date.

Additional Shares:	A number of Shares equal to (i) the Prepayment Amount (as defined below) divided by the Forward Cap Price (as specified in Schedule I) minus (ii) the Initial Shares delivered to Issuer by MSCO.

Additional Share Delivery Date:	One Exchange Business Day following the Initial Hedge Completion Date. On the Additional Share Delivery Date, Seller shall deliver a number of shares equal to the Additional Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Additional Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Commission Amount:	As specified in Schedule I

Adjustment Amount:	As specified in Schedule I

Structuring Fee:	As specified in Schedule I

Prepayment Date:	The First Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount, the Commission Amount, the Adjustment Amount and the Structuring Fee.

Exchange:	NASDAQ GS

Related Exchange:	The primary exchange on which options or futures on the relevant Shares are traded.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Observation Date during the Calculation Period or Initial Hedge Period or” after the word “material”.

Notwithstanding anything to the contrary in the Equity Definitions, if any Observation Date in the Calculation Period or the Initial Hedge Period is a Disrupted Day, the Calculation Agent shall have the option in its good faith and commercially reasonable discretion either (i) to determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) to elect to extend the Calculation Period or the Initial Hedge Period by a number of Observation Dates equal to the number of Disrupted Days during the Calculation Period or the Initial Hedge Period or (iii) to suspend the Calculation Period or the Initial Hedge Period, as appropriate, until the circumstances giving rise to such suspension have ceased, in either case, by delivering notice in writing to Issuer of (x) the circumstances giving rise to such Disrupted Day and (y) any such weighting, extension or suspension as soon as reasonably practicable after the occurrence of such Disrupted Day and, with respect to a Disrupted Day arising with respect to any Requirements (as defined in Section 10), shall subsequently notify Issuer on the day Seller believes that the circumstances giving rise to such Disrupted Day have changed. For the avoidance of doubt, (I) if Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Forward Price or the Initial Hedge Period Reference Price, as the case may be and (II) any adjustments made by Calculation Agent as a result of any Disrupted Day shall be Fair Value Adjustments (as defined below).

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:

The earlier of (i) the Scheduled Valuation Date (as specified in Schedule I) and (ii) any date after the Lock-Out Date (as specified in Schedule I) specified by MSCO to Issuer by 9:00pm EST on such date as a Valuation Date, in each case, subject to extension in accordance with “Market Disruption Event” above or Section 9 or Section 10 below; provided, however, that if a Valuation Date occurs pursuant to clause

(ii) above, then (A) the Calculation Period for this Transaction (or portion thereof) shall be deemed to end as of the Trading Day immediately preceding the relevant Valuation Date and (B) MSCO shall have the right to specify a Valuation Date with respect to any portion of this Transaction as it selects (any such Valuation Date on a portion of this Transaction for less than the full Prepayment Amount, a “Partial Acceleration Date”); provided, however, that MSCO can only elect to declare a Partial Acceleration Date if the portion of the transaction subject to the Partial Acceleration Date is in an increment of USD25,000,000.

In the case of a Partial Acceleration Date, MSCO shall specify in its notice to Issuer designating a Valuation Date in connection with a Partial Acceleration Date the percentage of the Prepayment Amount that is subject to such Valuation Date and Calculation Agent shall adjust all terms of this Transaction as it deems reasonable in a good faith and commercially reasonable manner in order to take into account the occurrence of any Partial Acceleration Date (including cumulative adjustments to take into account all Partial Acceleration Dates that occur during the term of this Transaction).

On each Valuation Date, Calculation Agent shall calculate the Settlement Amount.

SETTLEMENT TERMS:

Physical Settlement:	Applicable.

On the relevant Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price as determined on the relevant Valuation Date, minus (b) the Initial Shares minus (c) the Additional Shares, rounded to the nearest whole number of Shares (such number of Shares, the “Settlement Amount”).

Settlement Currency:	USD

Settlement Date:	Three Exchange Business Days after the relevant Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

SHARE ADJUSTMENTS:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, each of (i) an Extraordinary Dividend, (ii) any issuance of Shares in connection with a Compensatory Plan (as defined in Section 11(a)), or (iii) any repurchases of Shares hereunder or under any other plan or transaction of Issuer shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from and including the Trade Date to and including the Valuation Date (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) that is either (i) a non-regularly scheduled Dividend or (ii) the amount or value of which (as determined by the Calculation Agent) exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For any calendar quarter, USD 0.09

Agreement Regarding Dividends:	Notwithstanding any other provision of this Confirmation, the Definitions, or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Method of Adjustment:	Calculation Agent Adjustment; provided that if Seller suspends trading in the Shares for all or any portion of a Trading Day within the Calculation Period, the suspension shall be treated as a Potential Adjustment Event subject to Calculation Agent Adjustment. In the case of a suspension arising as a result of any Requirements (as defined in Section 10), the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so. Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall make such adjustments promptly following the period of suspension.

With respect to any Potential Adjustment Event, all adjustments made by the Calculation Agent pursuant to “Calculation Agent Adjustment” shall be Fair Value Adjustments. “Fair Value Adjustments” means, in respect of any event, adjustments to any relevant terms of the Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to MSCO prior to such event, where the Calculation Agent, in making Fair Value Adjustments, shall take into account any increase or decrease in such fair value to MSCO as a result of the relevant event, based on stock price volatility, interest rates, strike price, stock loan rate, liquidity and VWAP averaging dates.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

CONSEQUENCES OF TENDER OFFERS:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

For purposes of this Transaction, the definition of Merger Date in Section 12.1(c) shall be amended to read, “Merger Date shall mean the Announcement Date.” For purposes of this Transaction, the definition of Tender Offer Date in Section 12.1(e) shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

With respect to any consequences of an Extraordinary Event to which Modified Calculation Agent Adjustment applies, any adjustments made by the Calculation Agent pursuant to “Modified Calculation Agent Adjustment” shall be Fair Value Adjustments.

Additional Disruption Events:

Change in Law:	Applicable; provided that the parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	100bps

Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	25bps

Determining Party:	For all Extraordinary Events, MSCO; provided that, upon receipt of written request from Issuer, Determining Party shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide Issuer with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing MSCO’s proprietary models).

Hedging Party:	For all Additional Disruption Events, MSCO

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	MSCO; provided that, upon receipt of written request from Issuer, Calculation Agent shall promptly (but in no event later than within seven Scheduled Trading Days from the receipt of such request) provide Issuer with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal sources used in making such calculations, adjustments or determinations, but without disclosing MSCO’s proprietary models).

4. Account Details:	To be provided.

5.     (a) Nationalization, Insolvency or Delisting. The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) are replaced with the words “MSCO will have the right to cancel this Transaction,”.

(b) Additional Termination Event. The declaration of any Extraordinary Dividend by Issuer during the period from and including the Trade Date to but excluding the final Valuation Date shall constitute an Additional Termination Event with this Transaction as the only “Affected Transaction” and Issuer as the sole “Affected Party”.

(c) For the avoidance of doubt, this Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions; provided, however, that in Section 9.2(a)(iii) of the Equity Definitions the words “the Excess Dividend Amount, if any, and” shall be deleted.

(d) The proviso appearing in parentheses beginning on the fifth row from the end of Section 11.2(c) is removed.

6. Certain Payments and Deliveries by MSCO. Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and MSCO would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and MSCO would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions (iv) an Additional Disruption Event occurs and MSCO would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and MSCO would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions, then Issuer shall have the option to require MSCO to make such payment in cash or to settle such payment amount in Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, an “MSCO Payment Amount”). If Issuer elects for MSCO to settle an MSCO Payment Amount in Shares or Alternative Delivery Property, then on the date such MSCO Payment Amount is due, a Settlement Balance shall be established with an initial balance equal to the MSCO Payment Amount. On such date, MSCO shall commence purchasing Shares or Alternative Delivery Property for delivery to Issuer. At the end of each Trading Day on which MSCO purchases Shares or Alternative Delivery Property pursuant to this Section 6, MSCO shall reduce the Settlement Balance by the amount, determined in a good faith and commercially reasonable manner, paid by MSCO to purchase the Shares or Alternative Delivery Property purchased on such Trading Day. MSCO shall deliver any Shares or Alternative Delivery Property purchased on a Trading Day to Issuer on the third Exchange Business Day following the relevant Trading Day. MSCO shall continue purchasing Shares or Alternative Delivery Property until the Settlement Balance has been reduced to zero.

7. Certain Payments and Deliveries by Issuer. (a) Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Issuer would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions (any such payment described in Sections 7(i), (ii), (iii), (iv) or (v) above, an “Early Settlement Payment”), then Issuer shall have the option, in lieu of making such cash payment, to settle its payment obligations under Sections 7(i), (ii), (iii), (iv) or (v) above in Shares or Alternative Delivery Property (such Shares or Alternative Delivery Property, the “Early Settlement Shares”). In order to elect to deliver Early Settlement Shares, (i) Issuer must notify MSCO of its election by no later than 4 p.m. EST on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) the conditions described in Section 8 below must be satisfied on each day Early Settlement Shares are to be sold by Seller in connection with Buyer’s election to deliver Early Settlement Shares in connection with the settlement of an Early Settlement Payment.

(b) For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Issuer to deliver cash in respect of the settlement of the Transaction contemplated by this Confirmation following payment by Issuer of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity as in effect on the Trade Date (including, without limitation, where Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Early Settlement Shares in respect of the settlement of the Transaction).

8.	Conditions to Delivery of Early Settlement Shares.

Issuer may only deliver Early Settlement Shares and Make-Whole Shares (as defined below) subject to satisfaction of the following conditions:

(a) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a registered offering, the following provisions shall apply:

(i) On the later of (A) the Trading Day following the Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective (the “Registered Share Delivery Date”), the Issuer shall deliver to MSCO a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) the market value per Share on the date of such delivery as reasonably determined by the Calculation Agent.

(ii) Promptly following the Registration Notice Date, the Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public resale by MSCO of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act; provided that no such filing shall be required pursuant to this paragraph (ii) if the Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date. The Issuer shall use its commercially reasonable efforts to file an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible.

(iii) Promptly following the Registration Notice Date, the Issuer shall afford MSCO a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer customary in scope for underwritten offerings of equity securities of similar size by similar issuers (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Issuer and the right to have made available to MSCO for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by MSCO), and MSCO shall be satisfied in all material respects with the results of such due diligence investigation of the Issuer. For the avoidance of doubt, the Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) until MSCO is satisfied in all material respects with the results of such due diligence investigation of the Issuer.

(iv) From the effectiveness of the Registration Statement until all Registered Securities have been sold by MSCO, the Issuer shall, at the request of MSCO, make available to MSCO a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) reasonably satisfactory to MSCO (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as MSCO shall reasonably request.

(v) The Issuer shall use its commercially reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Issuer shall as promptly as practicable file any required document and prepare and furnish to MSCO a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi) On or prior to the Registered Share Delivery Date, the Issuer shall enter into an agreement (a “Transfer Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the public resale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by similar issuers, in form and substance satisfactory to MSCO (or such affiliate), which Transfer Agreement shall (without limitation of the foregoing):

(A) contain provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates,

(B) provide for delivery to MSCO (or such affiliate) of customary opinions (including, without limitation, accounting comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and the lack of material misstatements and omissions in the Registration Statement, the Prospectus and the Issuer’s filings under the Exchange Act of 1934, as amended and modified (the “Exchange Act”)); and

(C) provide for the payment by the Issuer of all fees and expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for MSCO (or such affiliate), but such Transfer Agreement shall not provide for any underwriter discount or commission.

(vii) On the Registered Share Delivery Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the applicable amount of the relevant Early Settlement Payment. Following the delivery of Early Settlement Shares or any Make-Whole Shares, Seller shall sell all such Early Settlement Shares or Make-Whole Shares in a good faith and commercially reasonable manner.

(viii) At the end of each day upon which sales have been made, the Settlement Balance shall be (A) reduced by an amount equal to the aggregate proceeds received by MSCO upon settlement of the sale of such Share, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to MSCO’s commercially reasonable funding cost with respect to the then-current Settlement Balance as of the close of business on such day.

(ix) If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and MSCO shall promptly deliver to the Issuer (A) any remaining Early Settlement Shares and (B) if the Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Settlement Balance.

(x) If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, the Issuer shall promptly deliver to MSCO an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) the market value per Share on the date of such delivery as reasonably determined by the Calculation Agent. This clause (x) shall be applied successively until the Settlement Balance is reduced to zero.

(xi) If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), the Issuer shall, at the request of MSCO, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to MSCO.

(xii) The Issuer shall cooperate with MSCO and use all commercially reasonable efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(b) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i) all Early Settlement Shares and Make-Whole Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(ii) Seller and any potential purchaser of any such Shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities of similar size by similar issuers (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Buyer shall not disclose material non-public information in connection with such due diligence investigation; and

(iii) an agreement (a “Private Placement Agreement”) shall have been entered into between Issuer and the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such Shares by Issuer to the Seller (or any such affiliate) and the private resale of such Shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to the Seller and the Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for the Seller but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Seller reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv) If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, neither Issuer nor Seller shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Early Settlement Shares and Make-Whole Shares by the Seller.

(v) On the date requested by MSCO, (A) Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a per share value, determined by MSCO in a commercially reasonable manner and which may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) and (B) the provisions of Sections 8(a)(vii) –(x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

(c) The provisions of Section 8(b) shall apply to any then-current Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions of Section 8(a) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, MSCO has determined that it is inadvisable to effect sales of Registered Securities.

(d) If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, then, if necessary, Issuer shall use its commercially reasonable best efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations to satisfy its payment obligation of an Early Settlement Payment by delivering Early Settlement Shares.

9. Special Provisions for Merger Events. Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the term of this Transaction and such Announcement Date does not cause this Transaction to terminate in whole under the provisions of “Extraordinary Event” in paragraph 2 above:

(a) As soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide MSCO with written notice of such announcement;

(b) Promptly after request from MSCO, Issuer shall provide MSCO with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (ii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(c) Issuer acknowledges that any notice delivered under this Section 9 may cause a deemed Market Disruption Event to occur pursuant to Section 10; accordingly, Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 12(c).

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10. Seller Adjustments. In the event that Seller determines in its good faith and commercially reasonable discretion, based on advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of this Transaction, then Seller may elect to deem that a Market Disruption Event has occurred and will be continuing on such Trading Day, which shall be a Disrupted Day for purposes of “Market Disruption Event” above; provided that if any such deemed Market Disruption Event results in the Scheduled Valuation Date being postponed to a date that is on or after June 30, 2011 then such postponement will constitute an Additional Termination Event, with (i) Issuer as the sole “Affected Party”, (ii) the Transaction as the sole “Affected Transaction” and (iii) such date as the Early Termination Date.

11. Covenants.

(a)	The Buyer covenants and agrees:

(i) that during the term of this Agreement, neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18 under the Exchange Act)), except through MSCO;

(ii) that it shall report the Transaction to the extent required under the Exchange Act and the rules and regulations thereunder;

(iii) that as of (i) the Trade Date and (ii) the date of any election by Issuer that Shares or Alternative Delivery Property be delivered by it or by MSCO pursuant to Section 6 or 7, Issuer is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K;

(iv) that it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement; and

(v) that the Shares are not, and Issuer will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during the Regulation M Period (as defined below) unless Issuer has provided written notice to MSCO of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period” (such event, a “Regulation M Event”); Issuer acknowledges that any such notice may cause a deemed Market Disruption Event to occur pursuant to Section 10; accordingly, Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 12(c); provided, however, that Issuer may only declare up to 3 Regulation M Events during the Regulation M Period. “Regulation M Period” means, the period commencing on the first day of the Initial Hedge Period and ending on the earliest of (i) the Scheduled Valuation Date, (ii) the third Exchange Business Day immediately following the last day of the Calculation Period, or such earlier day as elected by MSCO and notified to Issuer (or, if later, the Lock-out Date), and (iii) in the event Section 6 applies to a Transaction, and Issuer elects to require MSCO to deliver Shares or Alternative Delivery Property pursuant to such Section 6, the date reasonably determined by the Calculation Agent and notified to Issuer, provided that this Section 11(a) shall not (i) limit the Buyer’s ability, pursuant to its employee incentive plan or dividend reinvestment program, to re-acquire Shares in connection with the related equity transactions, (ii) limit Buyer’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Buyer’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with the Buyer’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Issuer, and in connection with any such purchase Buyer will be deemed to represent to Seller that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18) (any such incentive or compensatory plan, program or policy of Issuer, a “Compensatory Plan”).

(b) On each day during the term of the Transaction, on which MSCO effects any purchases of Shares with respect to the Transaction (other than purchases in connection with any dynamic adjustments to MSCO’s hedge position in respect of the market risk associated with the equity options embedded in the Transaction), it shall effect all purchases of Shares made for the purpose of covering any short position in Shares that was established for the purposes of hedging MSCO’s equity price risk in respect of the Transaction, in a manner that MSCO reasonably believes, based on the representations, warranties and agreements of Issuer set forth herein, would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if MSCO were the “Issuer” or an “affiliated purchaser” (as such term is defined in Rule 10b-18) of Issuer and such rule were applicable to such purchases; provided, however, that it is understood and agreed that Seller will not be obligated to comply with this paragraph in connection with Seller’s ability to declare a Valuation Date other than the Scheduled Valuation Date or if an Event of Default, Additional Disruption Event, Extraordinary Event or Additional Termination Event occurs.

12. Representations, Warranties and Acknowledgments.

(a) The Buyer hereby represents and warrants to Seller as of the Trade Date that:

(i) as of the date hereof, the Buyer is not in possession of any material, non-public information with respect to the Buyer or any of its securities;

(ii) the transactions contemplated by this Confirmation have been authorized under Buyer’s publicly announced program to repurchase Shares;

(iii) the Buyer is not entering into this Agreement (x) to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or (y) in connection with a future issuance of securities, in either case, except in connection with a Compensatory Plan or other publicly disclosed transaction;

(iv) the Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares);

(v) it will not be engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act nor is it aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act; and

(vi) the Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of the Buyer is not less than the total amount required to pay the liabilities of the Buyer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) the Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, the Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) the Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Buyer is engaged and (E) the Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Buyer is or would become unable to satisfy.

(b) Seller and the Buyer each hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller, as the case may be, as principal for its own account. All of the actions to be taken by Seller in connection with this Agreement, shall be taken by Seller independently and without any advance or subsequent consultation with the Buyer.

(c) 10b5-1 Plan.

(i) Each of MSCO and Issuer is entering into this Confirmation and the Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and, with respect to Issuer, that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Each of MSCO and Issuer acknowledges that it is the intent of the parties that the Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction entered into under this Confirmation be interpreted to comply with the requirements of Rule 10b5-1(c).

(ii) Issuer will not seek to control or influence MSCO’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction entered into under this Confirmation, including, without limitation, MSCO’s decision to enter into or unwind any Hedge Positions in respect of the Transaction. Issuer represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.

(iii) Each of MSCO and Issuer hereby acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Issuer is aware of any material non-public information regarding Issuer or the Shares.

13. Acknowledgements of Buyer Regarding Hedging and Market Activity. Buyer agrees, understands and acknowledges that:

(a)	during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Transaction;

(b)	Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the transactions contemplated by this Transaction;

(c)	Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(d)	any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14. In the event that Seller becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement to the extent that such action, proceeding or investigation results from the breach by the Buyer of any of its representations, warranties or covenants hereunder, the Buyer will reimburse Seller for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Buyer also will indemnify and hold Seller harmless against any losses, claims, damages or liabilities to which it may become subject in connection with any matter referred to in this Agreement to the extent any such loss, claim, damage or liability results from the breach by the Buyer of any of its representations, warranties or covenants hereunder, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Seller in effecting the transactions which are the subject of this Agreement; provided, however, that if it is determined by a court of competent jurisdiction in a final judgment that Seller is not entitled to be indemnified hereunder in connection with such matter, then Seller shall reimburse the Buyer for any expenses paid pursuant to the first sentence of this Section 14. If for any reason the foregoing indemnification is unavailable to Seller or insufficient to hold it harmless, then the Buyer shall contribute to the amount paid or payable by Seller as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Buyer on one hand and Seller on the other hand with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Buyer under this Section 14 shall be in addition to any liability which the Buyer may otherwise have, shall extend upon the same terms and conditions to any affiliate of Seller and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Seller and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Buyer, Seller, any such affiliate and any such person. The Buyer also agrees that neither Seller nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Buyer for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Buyer result from the gross negligence or bad faith of Seller in effecting the transactions that are the subject of this Agreement. The foregoing provisions shall survive any termination or completion of this Agreement. For the purposes of this Section 14, the term “Seller” shall include MSCO and its affiliates. The foregoing reimbursement, indemnity and contribution obligations of the Buyer shall be paid promptly in cash.

15. The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that this Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to this Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

16. Seller and Issuer hereby agree and acknowledge that Seller has authorized the Issuer and each of its employees, representatives and other agents to disclose this Transaction, including the tax treatment and tax structure thereof and all materials relating thereto, to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes the Issuer to use any information that the Issuer receives or has received with respect to this Transaction in any manner.

17. Treatment in Bankruptcy; No Setoff; No Collateral.

(a) In the event the Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against the Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(b) Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of the Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

18. Share Cap. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Buyer be required to deliver to Seller a number of Shares that exceeds the Share Cap (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by the Buyer on any prior date.

19. Illegality. The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

20. Account Details:

Account for Payments to MSCO:	Citibank NY

ABA # XXXXX

Morgan Stanley

A/C #XXXXXX

Broadcom Corporation

A/C # XXXXXX

Account for Payments to Issuer:	To be provided by Issuer

21. Contact Details for Purposes of Giving Notice:

If to MSCO:	Anthony Cicia Email: Anthony.Cicia@morganstanley.com Phone: 212-761-7959

      If to Issuer:

22. Governing law: The laws of the State of New York.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

BROADCOM CORPORATION		MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Eric Brandt	By:	/s/ Serkan Savasoglu
	Name: Eric Brandt		Name: Serkan Savasoglu
	Title: EVP and CFO		Title: Managing Director

Schedule I

This Schedule I, dated February 1, 2011 may be amended and/or superseded from time to time by mutual agreement of both parties. For the purposes of this Transaction, the following terms shall have the following values/meanings:

Tranche #1:

1. The Trade Date shall be February 2, 2011

2. The Forward Cap Price equals 110% of the Initial Hedge Period Reference Price

3. The Forward Floor Price equals 95% of the Initial Hedge Period Reference Price

4. The Discount Percentage equals 1.55%

5. The Initial Shares equal 2,177,339.

6. The Prepayment Amount equals USD 150,000,000.

7. The Commission Amount equals zero

8. The Adjustment Amount equals zero

9. The Structuring Fee equals zero

10. The Scheduled Valuation Date shall mean the 66th Scheduled Trading Day following the Initial Hedge Completion Date.

11. The Lock-Out Date shall mean the 19th Scheduled Trading Day following the Initial Hedge Completion Date; provided that under any circumstances where the Calculation Period is extended, the Lock-Out Date shall be postponed by an equal number of Observation Dates.

12. Observation Dates: Until (and including) the Initial Hedge Completion Date, each Scheduled Trading Day; thereafter, until (and including) the later of the Lock-Out Date or the “Lock-Out Date” in respect of Tranche 2, alternate Scheduled Trading Days beginning on the Scheduled Trading Day immediately following the Initial Hedge Completion Date; thereafter, each Scheduled Trading Day.

Tranche #2:

1. The Trade Date shall be February 2, 2011

2. The Forward Cap Price equals 110% of the Initial Hedge Period Reference Price

3. The Forward Floor Price equals 95% of the Initial Hedge Period Reference Price

4. The Discount Percentage equals 1.55%

5. The Initial Shares equal 2,177,339.

6. The Prepayment Amount equals USD 150,000,000.

7. The Commission Amount equals zero

8. The Adjustment Amount equals zero

9. The Structuring Fee equals zero

10. The Scheduled Valuation Date shall mean the 66th Scheduled Trading Day following the Initial Hedge Completion Date.

11. The Lock-Out Date shall mean 19th Scheduled Trading Day following the Initial Hedge Completion Date; provided that under any circumstances where the Calculation Period is extended, the Lock-Out Date shall be postponed by an equal number of Observation Dates.

12. Observation Dates: Until (and including) the Initial Hedge Completion Date, each Scheduled Trading Day; thereafter, until (and including) the later of the Lock-Out Date or the “Lock-Out Date” in respect of Tranche 1, alternate Scheduled Trading Days beginning on the second Scheduled Trading Day immediately following the Initial Hedge Completion Date; thereafter, each Scheduled Trading Day.

GENERAL:

The Share Cap (applicable to both Tranches in aggregate) shall equal the lesser of (i) 12.96 million Shares and (ii) 20% of the total number of Shares that Issuer has outstanding as of any day.

AGREED AND ACKNOWLEDGED (as of the date listed above)

BROADCOM CORPORATION

/s/ Eric Brandt
Name: Eric Brandt
Title: EVP and CFO

MORGAN STANLEY & CO. INCORPORATED

/s/ Serkan Savasoglu
Name: Serkan Savasoglu
Title: Managing Director